354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ TEL: (973) 994-3999 FAX: (973) 994-3301		EXHIBIT 99.1
NEWS
	Investor Relations:	The Trout Group: Ritu Baral, (212) 477-9007, ext 25
	Company Contacts:	Columbia Laboratories, Inc. James Apostolakis, Vice Chairman (212) 588-1900 David Weinberg, Chief Financial Officer (973) 994-3999

FOR IMMEDIATE RELEASE

COLUMBIA LABORATORIES REPORTS 2003 THIRD QUARTER

FINANCIAL RESULTS

Company Provides Earnings Outlook for 2003 and 2004

LIVINGSTON, NJ—November 12, 2003—Columbia Laboratories, Inc. (AMEX: COB) today announced financial results for the third quarter and nine months ended September 30, 2003. For the third quarter of 2003, the Company reported a loss of $4,254,547, or $0.11 per share, on sales of $8,763,957, as compared to a net loss of $1,879,189, or $0.05 per share, on sales of $4,040,534 in the third quarter of 2002.

Third quarter 2003 sales reflect a 117% increase over third quarter 2002, as a result of the introduction of Striant™ (testosterone buccal system) and increased sales of products to marketing partners. They also reflect a 78% increase in sales over second quarter 2003, as a result of the introduction of Striant™ and increased sales of Prochieve® 8% (progesterone gel). Selling and distribution expenses for the third quarter increased by 439% over third quarter 2002 as a direct result of the costs of marketing, including those associated with the Striant

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launch, and the costs of establishing and significantly expanding a dedicated sales force to promote the company’s five brands.

For the nine-month period ended September 30, 2003, the net loss was $13,325,225 or $0.37 per share on sales of $17,289,303 as compared to a net loss of $10,115,630 or $0.30 per share on sales of $7,072,494 in the nine months ended September 30, 2002. 2003 nine-month sales represent a 144% increase over the same period in 2002.

As previously announced, during third quarter 2003 the Company raised $26 million through a private placement with a group of institutional investors and ended the quarter with $34.9 million in cash.

“We are encouraged by the improvement made in our overall sales picture over the past nine months as well as the FDA approval and US distribution of Striant™,” commented Fred Wilkinson, president, chief executive officer and chairman. “We’ve proven that we can develop a commercially viable product, move it through the regulatory process in a timely manner, and launch it into the marketplace. We have also made significant strides in progressing our R & D programs, highlighted by the initiation of a phase III study with Prochieve® 8% in reducing the risk of premature delivery. If this treatment proves to be effective, it could help significantly to solve a major public health concern.”

Outlook:

Columbia provides earnings estimates for the fourth quarter 2003 of a loss of between $0.14 and $0.17 per share based on revised sales estimates of between $5.0 and $7.1 million. For the year 2003, the Company estimates a loss of between $0.50 and $0.54 per share. The lower sales estimates for fourth quarter result from slower than anticipated uptake of Striant™, significantly lower purchases of products by strategic partners, and continued delays in the trade distribution of the Company’s OTC product line.

For the year 2004, the Company now estimates sales of $45 to 65 million, which is based in part upon very early prescription data for Striant. As a result of these revised sales estimates, the Company estimates earnings for 2004 of between a loss of $0.15 per share and a profit of $0.09 per share for the year.

“Our new estimates reflect a slower than anticipated adoption cycle for our products, as we are selling new brands as well as unique and novel delivery systems.” stated Wilkinson. “We now recognize that response to our promotional efforts will take time. Additional areas for improvement as it relates to our selling effort by our recently expanded sales force have been identified and we are working closely with Innovex to put in place some aggressive productivity enhancements.

Based on our recent experience in the field and from continued market research, we remain confident in both the value of our product line to patients who can benefit from these therapies, as well as in opportunities for increasing revenue from their use.”

PROTERM Study:

In a separate press release, Columbia is announcing the initiation of the PROTERM (PROgesterone Gel for Reducing PreTERM Labor and Delivery) Study, a major phase III clinical trial designed to examine the safety and efficacy of Prochieve® 8% in preventing preterm delivery in pregnant women at high risk. The Company previously announced the successful completion of the formulation optimization phase for the development of desmopressin in a buccal system.

“We are very pleased with the continuing progress from our focused research and development programs, as they will serve as the foundation for our next stage of growth,” stated Wilkinson. “The Company has met the milestones of initiating the PROTERM Study, as well as our goals for the desmopressin buccal formulation. Aggressive implementation of the PROTERM Study and out-licensing of desmopressin are top priorities for our team.”

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women’s health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia has introduced Striant™ (testosterone buccal system) for treatment of hypogonadism in men. Columbia’s products primarily utilize the Company’s patented Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Such statements include estimates for the fourth quarter 2003, estimates for 2004, estimates based on prescription trends for Striant™ early in the product launch, implementation of the PROTERM Study, and out-licensing the desmopressin buccal system. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful marketing of existing products, including Striant™ (testosterone buccal system), Prochieve® 8% (progesterone gel), Prochieve® 4% (progesterone gel), RepHresh® Vaginal Gel, and Advantage-S® Contraceptive Gel; timely and successful development of new products; timely and successful completion of clinical studies; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; and competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.

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COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
NET SALES	$17,289,303	$7,072,494	$8,763,957	$4,040,534
COST OF SALES	6,838,074	3,769,402	3,023,359	1,916,372

Gross profit	10,451,229	3,303,092	5,740,598	2,124,162

OPERATING EXPENSES:
Selling and distribution	16,012,352	2,221,096	7,470,881	1,384,804
General and administrative	4,471,313	3,507,664	1,491,025	1,232,148
Research and development	2,198,883	3,457,346	608,885	1,139,717
Litigation settlement expense	—	3,960,000	—	—
Product recall costs	—	(449,489)	—	—

Total operating expenses	22,682,548	12,696,617	9,570,791	3,756,669

Loss from operations	(12,231,319)	(9,393,525)	(3,830,193)	(1,632,507)

OTHER INCOME (EXPENSE):
Interest income	65,836	33,814	54,388	12,125
Interest expense	(1,242,750)	(643,445)	(517,535)	(237,447)
Other, net	83,008	(112,474)	38,793	(21,360)

	(1,093,906)	(722,105)	(424,354)	(246,682)

Net loss	$(13,325,225)	$(10,115,630)	$(4,254,547)	$(1,879,189)

NET LOSS PER COMMON SHARE—BASIC AND DILUTED	$(0.37)	$(0.30)	$(0.11)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	36,689,369	34,034,284	38,795,145	35,087,980

	Sept. 30, 2003	Dec. 31, 2002
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$34,877,241	$5,018,365
Working capital	35,096,029	4,717,320
Total assets	50,210,755	12,766,307
Convertible subordinated note payable	10,000,000	10,000,000
Stockholders' equity (deficiency)	13,671,486	(8,394,943)

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